Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186
Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces First Quarter Financial Results

Denver, Colorado May 15, 2006 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the three months ended March 31, 2006, as filed on May 15, 2006, with the US Securities and Exchange Commission in the Corporation’s Quarterly Report on Form 10-Q. Vista reported a consolidated net loss for the three-month period ended March 31, 2006 of US$1.1 million or US$0.05 per share compared to a consolidated net loss of US$1.0 million or US$0.05 per share for the same period in 2005. The small increase in the net loss for the first quarter of 2006 compared to the prior-year period primarily reflected increases in corporate administration and investor relations costs of US$0.2 million, partially offset by decreases in stock-based compensation expense and exploration, property evaluation and holding costs, and increases in interest income and in gains on the sale of marketable securities.

Net cash used for operations for the three-month period ended March 31, 2006, was US$1.0 million compared to US$0.7 million for the same period in 2005. The increase of US$0.3 million for the three-month period can be attributed to reduction in accounts receivable from the same period in 2005.

Net cash used for investing activities increased to US$1.4 million for the three-month period ended March 31, 2006, compared to US$0.3 million for the same period in 2005. The increase of US$1.1 million is mostly the result of Vista Gold placing funds in escrow for the acquisition during the 2006 first quarter of the Mt. Todd gold mine in Northern Territory, Australia. The acquisition is expected to be complete and escrow funds distributed early in the third quarter.

Net cash provided by financing activities for the three-month period ended March 31, 2006, increased to US$5.5 million from US$0.4 million for the same period in 2005. In February 2006, the Corporation completed a non-brokered private placement financing consisting of 649,684 equity units, each priced at US$5.05. Each equity unit consisted of one common share and one warrant. Net proceeds from the financing were US$3.21 million consisting of gross proceeds of US$3.28 million offset by legal fees and costs to register shares of US$69,147. Warrants exercised during the period ended March 31, 2006, produced cash proceeds of US$2.0 million compared to US$0.4 million for the same period in 2005. Stock option exercises produced cash of US$293,000 during the period ended March 31, 2006 compared to US$25,000 for the same period in 2005. Subsequent to March 31, 2006, proceeds for warrants exercised through May 9, 2006, were US$12,597,111 and proceeds from the exercise of options were US$58,660.

The financial position of the Corporation at March 31, 2006, included current assets of US$7.1 million compared to US$3.1 million at December 31, 2005, and total assets of US$42.3 million compared to US$38.0 million at December 31, 2005.

Current liabilities were US$0.4 million at March 31, 2006, approximately the same as at December 31, 2005. Total liabilities at March 31, 2006, were US$4.6 million, also approximately the same as at December 31, 2005. Shareholders’ equity at March 31, 2006, was US$37.8 million compared to US$33.4 million at December 31, 2005.

The Corporation’s working capital as of March 31, 2006, was US$6.6 million compared to US$2.6 million at December 31, 2005.

The selected financial data including the results of operations for the three-month period ended March 31, 2006, compared to the same period in 2005 and the financial position as of March 31, 2006, compared to December 31, 2005, are summarized in the following table:

	Three Months Ended March 31,
	2006	2005
Selected Financial Data

U.S. $000’s, except loss per share

Results of operations
Net loss	$(1,108)	$(958)
Basic and diluted loss per share	(0.05)	(0.05)

Net cash used in operations	(1,041)	(692)
Net cash used in investing activities	(1,449)	(264)
Net cash provided by financing activities	5,456	398

	March 31,	December 31,
	2006	2005

Financial position
Current assets	$7,059	$3,094
Total assets	42,348	37,999
Current liabilities	422	452
Total liabilities	4,563	4,596
Shareholders’ equity	37,785	33,403

Working capital	6,637	2,642

The annual general meeting of the Corporation’s shareholders was held on May 8, 2006. Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Robert A. Quartermain and Michael B. Richings. PricewaterhouseCoopers LLP was re-appointed independent auditor. An amendment to the Corporation’s Stock Option Plan was approved increasing the maximum number of Common Shares which may be issued under the Plan from 1,750,000 Common Shares to a variable amount equal to 10% of the issued and outstanding Common Shares on a non-diluted basis.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com